Alpha Natural Resources, Inc.
FOR IMMEDIATE RELEASE

Alpha Natural Resources Announces Third Quarter 2008 Results

•	Quarterly net income of $69.9 million ($0.97 per diluted share) represents seven-fold increase from third quarter of 2007
•	Coal revenue per ton reaches all time high of $85.70; per-ton margin rises 115 percent from third quarter of 2007; EBITDA nearly doubles
•	Strong operating cash flows continue to enhance Alpha’s liquidity position, with $560 million of cash and cash equivalents on hand as of September 30
•	Agreements reached on additional 2.5 million tons of metallurgical coal sales at average weighted realization of $271/ton FOB mine

ABINGDON, Va., October 29, 2008—Alpha Natural Resources, Inc. (NYSE: ANR), the largest supplier of metallurgical coals in the U.S., reported significant improvements in revenues and earnings as the company continued to take advantage of robust pricing for metallurgical coals.

For the three months ended Sept. 30, 2008, Alpha recorded coal revenues of $623.0 million, compared with $440.9 million in the same period of 2007. Net income for the most recent quarter was $69.9 million ($0.97 per diluted share), compared with net income of $8.9 million ($0.14 per diluted share) in the third quarter of 2007. As previously announced during the third quarter, the company sold its interest in the Gallatin Materials lime business. Gallatin’s operating results have been reported as discontinued operations.

Income from continuing operations for the most recent quarter was $64.9 million ($0.90 per diluted share), an increase of $55.4 million, or $0.75 per diluted share, over the third quarter 2007. Results for the most recent quarter included the following:

•	a previously reported gain from the sale of coal reserves in Kentucky in the amount of $11.4 million;

•
an unrealized loss of $34.3 million resulting from the change in the fair value of derivative instruments, namely forward coal contracts and diesel fuel swaps and put options, both of which declined in value during the third quarter;

•	an income tax benefit of $9.0 million from the reversal of a portion of the company's existing valuation allowance for deferred tax assets.

Income from discontinued operations for the most recent quarter was $5.0 million ($0.07 per diluted share) consisted of the following:

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•	a loss from Gallatin Materials’ operations for the quarter of $4.6 million, net of minority interest;

•	a gain in the amount of $13.6 million from the sale of Alpha’s interest in Gallatin Materials.

Earnings from continuing operations before interest, taxes, depreciation, depletion and amortization (EBITDA) for the quarter just ended was $117.0 million or $139.9 million adjusting for the $11.4 million gain from the sale of coal reserves and the mark-to-market adjustments of $34.3 million recorded during the quarter. EBITDA for the third quarter of 2007 was $65.8 million. A reconciliation of EBITDA from continuing operations to income from continuing operations, the most closely related GAAP measure, is provided in a table included with the accompanying financial schedules.

For the nine months ended Sept. 30, 2008, coal revenues were $1.70 billion compared with $1.21 billion in first nine months of 2007. Net income for the first nine months of this year totaled $169.7 million ($2.43 per diluted share), compared with net income of $22.0 million ($0.34 per diluted share) in the first nine months of 2007. Income from continuing and discontinued operations was $166.5 million and $2.38 per diluted share ($23.6 million and $0.36 per diluted share in the first nine months of 2007) and $3.2 million and $0.05 per diluted share (a loss of $1.5 million and $0.02 per diluted share in the first nine months of 2007), respectively.  For the nine months of this year, EBITDA from continuing operations was $348.1 million, nearly double the $176.9 million recorded in the first nine months of 2007.

“International demand for metallurgical coal was impressive in the third quarter—as it has been all year—resulting in a new high-water mark of $130 per ton realized, on average, for our met coal,” said Michael Quillen, Alpha’s chairman and CEO. “With met sales accounting for 43 percent of our total sales volumes during the quarter, we produced healthy cash flows that put Alpha in one of the most favorable liquidity positions in the industry, with more than $600 million of cash as of the end of last week. This is noteworthy as the industry navigates through one of the most volatile periods in the global markets that we’ve ever witnessed.”

Kevin Crutchfield, Alpha’s president, added, “Apprehension about an economic slowdown has clouded the market outlook considerably over the last 90 days. On one hand, as of mid October we had about 18 million tons of coal—about 70 percent of our planned production for next year—contracted at excellent prices. Substantially all our planned thermal coal production is locked up for 2009 and we reached agreements for a considerable portion of our 2009 domestic metallurgical coal business in the third quarter. But the key for us next year will be our international contracts for the 2009 - 2010 time frame, and it’s still too early to tell how that will fall into place.”

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Quarterly Financial & Operating Highlights
(in millions, except per-share and per-ton amounts)

	Q3 2008	Q3 2007		Q2 2008
Coal revenues	$623.0	$440.9	*	$631.9
Net income	$69.9	$8.9		$74.3
Earnings per diluted share	$0.97	$0.14		$1.04
Income from continuing operations	$64.9	$9.4		$75.3
EBITDA from continuing operations	$117.0	$65.8		$142.8
Tons of coal produced and processed	5.8	6.1		6.2
Tons of coal sold	7.3	7.6		7.8
Coal margin per ton	$21.43	$9.95	*	$21.85

*Adjusted from amounts reported in prior periods to exclude changes in the presentation of fair value of derivative instruments, which are now recorded as a component of costs and expenses, to conform to current year income statement presentation. The adjustments have no effect on previously reported income from operations or net income.
A reconciliation of EBITDA from continuing operations to income from continuing operations is included in the notes accompanying the financial schedules.

Third Quarter Financial Performance from Continuing Operations

•
Alpha recorded total revenues of $715.0 million in the quarter just ended, 40 percent better than the third quarter last year. Coal revenues were $182.1 million higher than last year due to a 48 percent increase in revenue per ton, partly offset by a 321,000 ton decline in tons sold.  Other revenues increased 61 percent to $16.3 million, mostly because of higher road construction and third-party coal processing revenue.

•
Income from continuing operations was $64.9 million in the quarter just ended, compared with $9.4 million in the third quarter of 2007. Results for the most recent quarter included an unrealized pre-tax loss in the fair value of derivative instruments of $34.3 million, compared with a net unrealized pre-tax gain of $1.4 million in the prior-year quarter. Results also include a gain of $11.4 million from the sale of coal reserves.

•
Depreciation, depletion and amortization (DD&A) in the quarter just ended was $41.9 million compared with $43.9 million in the third quarter last year. Selling, general and administrative (SG&A) expenses for the most recent quarter were $6.5 million higher than last year, mostly due to changes to the company’s incentive compensation programs and expenses incurred for the company’s proposed merger with Cliffs Natural Resources.

•	Interest expense (net) decreased by $5.7 million in the most recent quarter, as Alpha benefitted from repayment of its 10% senior notes in early April this year.

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•
Income tax expense for continuing operations of $5.9 million was $3.4 million higher than the comparable period a year ago, due to the $58.8 million improvement in pre-tax income from continuing operations partly offset by the $9.0 million income tax benefit that resulted from the partial reversal of the company’s valuation allowance for deferred tax assets. The company’s effective tax rate for continuing operations was 8.3 percent in the quarter just ended, or approximately 21 percent excluding the reversal.

Third Quarter Production and Sales from Continuing Operations

•
Coal margin per ton, a key profitability measure for the company, was $21.43, a 115 percent improvement over the third quarter of last year and slightly down from $21.85 in the second quarter this year. Margin expansion was primarily caused by the 83 percent improvement in unit pricing for the company’s metallurgical coal, year-over-year. The average realized price per ton for the quarter of $85.70 for all tons sold represented a second consecutive quarterly high for the company.

•
Produced and processed tons (representing company and contractor-operated mines and coal purchased at our processing plants) totaled 5.8 million in the quarter just ended, down about 300,000 tons both year-over-year and sequentially. Surface mining operations were hampered by comparatively high overburden ratios and yield loss from producing metallurgical coal, while reduced clean ton production impacted underground operations in the third quarter. Alpha sold 1.2 million tons of purchased coal in the third quarter at an average cost per ton of $81.51, compared with 1.1 million tons of purchased coal sold in the third quarter of 2007 at an average cost of $52.71.

•
Coal sales volumes for the quarter just ended of 7.3 million tons were 4 percent lower than the comparable period in 2007 and 6 percent lower sequentially. The company’s average cost of coal sales per ton in the most recent quarter increased 34 percent from the comparable period in 2007, and 8 percent sequentially. Produced and processed costs were impacted by sharply higher sales-related costs (primarily royalties and severance taxes) and higher mine supply costs—particularly diesel fuel increases and surcharges on steel for mine roof support. Supply cost inflation appears to be easing for some major components.

Quarterly Production and Sales Data
(in thousands, except per-ton amounts)

	Q3 2008	Q3 2007		% Change	Q2 2008		% Change	YTD-08	YTD-07		% Change
Production
Produced/processed	5,788	6,115		-5%	6,177		-6%	18,052	18,438		-2%
Purchased	1,223	1,147		7%	1,455		-16%	3,744	2,731		37%
Total	7,011	7,262		-3%	7,632		-8%	21,796	21,169		3%

Tons Sold
Steam	4,151	4,411		-6%	4,368		-5%	12,489	12,997		-4%
Metallurgical	3,117	3,178		-2%	3,387		-8%	9,387	8,060		16%
Total	7,268	7,589		-4%	7,755		-6%	21,876	21,057		4%

Coal revenue/ton
Steam	$52.26	$48.75	*	7%	$51.12		2%	$51.31	$48.53	*	6%
Metallurgical	$130.25	$71.05		83%	$120.63		8%	$112.90	$71.64		58%
Total	$85.70	$58.09	*	48%	$81.48		5%	$77.74	$57.38	*	35%

Cost of coal sales/ton¹
Alpha Mines	$58.33	$46.48	*	25%	$55.56		5%	$54.82	$46.08	*	19%
Contract Mines²	$75.89	$51.52		47%	$70.69		7%	$68.65	$51.03		35%
Total produced and processed	$60.89	$47.37	*	29%	$57.73	*	5%	$56.74	$46.93	*	21%
Purchased	$81.51	$52.71	*	55%	$67.47		21%	$70.24	$51.62	*	36%
Total	$64.27	$48.14	*	34%	$59.63		8%	$59.05	$47.52	*	24%
Coal margin per ton³	$21.43	$9.95	*	115%	$21.85		-2%	$18.69	$9.86	*	90%

1.Excludes changes in fair value of derivative instruments, freight & handling costs, cost of other revenues, DD&A, SG&A and gain on the sale of coal reserves.
2.Includes coal purchased from third parties and processed at our plants prior to resale
3.Coal revenue per ton less cost of coal sales per ton

*Adjusted from amounts reported in prior periods to exclude changes in the presentation of fair value of derivative instruments, which are now recorded as a component of costs and expenses, to conform to current year income statement presentation. The adjustments have no effect on previously reported income from operations or net income.

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Year-to-Date Results from Continuing Operations

•
For the first nine months of 2008, Alpha’s total revenues climbed $585.0 million, or 43 percent, to $1.96 billion. Coal revenues were up 41 percent due to higher prices for both metallurgical and thermal coal this year and better sales volumes. Other revenues for the nine months just ended were $38.9 million, compared with $23.9 million for the same period last year.  Income from continuing operations for the first nine months of 2008 reached $166.5 million, a more than seven-fold increase from $23.6 million in 2007.

•
Company and contractor production (produced and processed) through the first nine months of this year totaled 18.1 million tons, down 386,000 tons (2 percent) from last year. Coal purchases increased 37 percent, or approximately 1.0 million tons, as Alpha supplemented captive production to meet spot market opportunities.

•
Coal sales volumes for the first nine months of 2008 totaled 21.9 million tons, an increase of 4 percent from last year. Metallurgical coal shipments were 16 percent higher than last year while thermal coal shipments were down 4 percent. The company’s unit cost of coal sales rose 24 percent for the first nine months of 2008 compared with last year, while average realization per ton increased by 35 percent. As a result, Alpha’s coal margin per ton for the first nine months of 2008 reached $18.69, a 90 percent increase from $9.86 per ton in the first nine months of 2007.

•
At Sept. 30, 2008, Alpha had unrealized net gains of $4.9 million on its balance sheet for certain open forward coal contracts for the purchase or sale of coal that are considered derivatives. Since Alpha intends to take delivery or provide delivery of coal under these contracts, the net unrealized gains will reverse into the income statement in future periods when ultimate delivery occurs. This reversal will result in higher cost and expenses in those future periods. At Sept. 30, 2008, the company also had unrealized net losses on diesel fuel swap agreements and put options in the amount of $5.7 million.

Liquidity and Capital Resources

Cash provided by operations for the quarter ended September 30, 2008 was $156.4 million, compared with $60.9 million in the third quarter of 2007, and was $335.8 million through the first nine months of this year, compared with $163.3 million for the first nine months of 2007.

As of September 30, 2008, Alpha had available liquidity of approximately $850 million, including cash of $560.1 million and $289.8 million available under the company’s credit facility. Total debt outstanding at the end of the most recent quarter was $520.9 million, compared with $446.9 million at the end of 2007 and $545.6 million at June 30, 2008.

Capital expenditures for the quarter just ended totaled $39.4 million and $113.6 million for the first nine months of 2008. That compares with $29.8 million and $101.5 million for the comparable periods last year.

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Recent Developments

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Alpha’s safety performance continues to track favorably against performance benchmarks. The company-wide incident rate through the first nine months of this year was 17 percent better than last year and 21 percent better than the rate for similar mining operations. The lost-time injury rate through September was 11 percent better than last year and 32 percent better than the benchmark for comparable operations.

•
On July 16, Alpha and Cleveland-Cliffs Inc (which has since changed its name to Cliffs Natural Resources Inc.) announced the signing of a definitive merger agreement under which Cliffs agreed to acquire all outstanding common stock of Alpha in a stock and cash transaction. The agreement stipulates that Alpha stockholders would receive 0.95 Cliffs common shares and $22.23 in cash for each share of Alpha common stock. The companies subsequently received clearance for the merger from the Justice Department under the Hart-Scott-Rodino Antitrust Improvements Act of 1976. The transaction is subject to approval by Cliffs and Alpha stockholders at separate special meetings, which have been set by both companies for November 21, 2008. Alpha’s board of directors recommends that Alpha stockholders vote in favor of the proposed merger.

•
Alpha’s Enterprise Mining division has completed development of the new EMC9 mine in Redfox, Ky., and the mine is in full production mode. Enterprise has essentially committed and priced all of the mine’s planned 2009 production of approximately one million tons.

Outlook

Alpha remains on track to meet or exceed its target of 12 million tons of metallurgical coal sales this year, which would be a new high for the company. The company has committed and priced all its planned metallurgical and thermal coal production for 2008.

Recently, the company reached terms with a number of its traditional U.S. customers for metallurgical coal supply in 2009. Altogether, between July 23 and October 13 this year, the company reached agreements to sell an additional 2.5 million tons of metallurgical coal, bringing its total 2009 met coal commitments to 5.4 million tons, or 43 percent of planned production. As of October 13, Alpha’s average weighted price per ton on committed metallurgical production next year is approximately $194, compared with an average realization of $112.90 per ton through the first nine months of this year.

The company had approximately 7 million tons of planned metallurgical coal production uncommitted and unpriced for calendar year 2009, as of October 13, and in excess of 11 million tons for 2010. Those amounts do not include any third-party purchases that are blended and/or resold.

Of Alpha’s planned thermal coal production in 2009, approximately 6 percent was uncommitted and unpriced as of October 13, or less than one million tons. Average expected pricing for committed and priced tons was approximately $70 per ton, up from $51.31 for the first nine months of this year. Approximately 62% of planned thermal production in 2010—or approximately nine million tons—was uncommitted and unpriced as of October 13.

Continued volatility in the global financial markets has injected a high degree of uncertainty in the coal markets at this time. While Alpha has committed and priced the vast majority of its planned thermal coal production next year and a substantial portion of U.S. metallurgical coal, visibility into the international metallurgical coal markets is far less clear because of recently announced price and production cuts by steel producers in several countries. The depth and duration of this imminent slowdown in the steel sector has yet to be defined. For that reason, Alpha has determined that it is presently unable to reaffirm or adjust its previous financial guidance for 2009.

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Third Quarter Earnings Conference Call

Alpha management will hold a conference call at 11:00 a.m. Eastern Time on October 29, 2008, to discuss the company’s second quarter results and the business outlook. The call will be accessible through the Investor Relations section of Alpha’s web site and will be archived on the site for a period of two weeks. Also, a podcast of the call will be available for downloading on the company’s web site following the call. Please go to www.alphanr.com.

A telephone replay of the call will be available through November 12, 2008, by calling 800-642-1687 (toll-free) or 706-645-9291 and entering pass code 69105693.

About Alpha Natural Resources
Alpha Natural Resources is a leading supplier of high-quality Appalachian coal to electric utilities, steel producers and heavy industry. Approximately 89 percent of the company's reserve base is high Btu coal and 82 percent is low sulfur, qualities that are in high demand among electric utilities which use steam coal. Alpha is also the nation’s largest supplier and exporter of metallurgical coal, a key ingredient in steel manufacturing. Alpha and its subsidiaries currently operate mining complexes in four states, consisting of 62 mines feeding 11 coal preparation and blending plants. The company and its subsidiaries employ more than 3,800 people.

ANRG

Forward Looking Statements
This news release includes forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on Alpha’s expectations and beliefs concerning future events and involve risks and uncertainties that may cause actual results to differ materially from current expectations. These factors are difficult to predict accurately and may be beyond Alpha’s control. The following factors are among those that may cause actual results to differ materially from our forward-looking statements: market demand for coal, electricity and steel; future global economic, capital market or political conditions; weather conditions or catastrophic weather-related damage; our production capabilities; the consummation of financing, acquisition or disposition transactions and the effect thereof on our business; our ability to successfully integrate acquired or developed operations with our existing operations and implement our business plans for these new operations; our plans and objectives for future operations and expansion or consolidation; our relationships with, and other conditions affecting, our customers; timing of changes in customer coal inventories; changes in, renewal of and acquiring new long-term coal supply arrangements; inherent risks of coal mining beyond our control; environmental laws, including those directly affecting our coal mining and production, and those affecting our customers' coal usage; competition in coal markets; railroad, barge, truck and other transportation availability, performance and costs; the geological characteristics of Central and Northern Appalachian coal reserves; availability of mining and processing equipment and parts; our assumptions concerning economically recoverable coal reserve estimates; our ability to obtain or maintain any necessary permits or rights; availability of skilled employees and other employee workforce factors; regulatory and court decisions; future legislation and changes in regulations, governmental policies or taxes; unfavorable government interventions in, or nationalization of, foreign investments; changes in postretirement benefit obligations; our liquidity, results of operations and financial condition; decline in coal prices; derivative contracts not accounted for as a hedge that are marked to market; indemnification of certain obligations not being met; continued funding of the road construction business and related costs; disruption in coal supplies; restrictive covenants in our credit facility indenture governing our convertible notes; sales of additional shares of our common stock; future conversions of any of the convertible notes; provisions in our certificate of incorporation and bylaws and the indenture for our convertible notes may discourage a takeover attempt even if doing so might be beneficial to our stockholders; certain terms of our convertible notes may adversely impact our liquidity; and our reported interest expense may increase due to a proposed accounting change for cash settled convertible debt instruments like our convertible notes; the risk that the businesses of Alpha and Cliffs Natural Resources Inc. (previously known as Cleveland-Cliffs Inc) (“Cliffs”) will not be integrated successfully pursuant to the previously announced proposed merger; the risk that the cost savings and any other synergies from the proposed transaction with Cliffs may not be fully realized or may take longer to realize than expected; disruption from the proposed transaction with Cliffs making it more difficult to maintain relationships with customers, employees or suppliers; the failure to obtain government approvals of the proposed transaction with Cliffs on the proposed terms and schedule, and any conditions imposed on the combined company in connection with consummation of the merger; the failure to obtain approval of the merger by the stockholders of Cliffs and Alpha; and the failure to satisfy various other conditions to the closing of the merger contemplated by the merger agreement between Cliffs and Alpha. These and other risks and uncertainties are discussed in greater detail in Alpha’s Annual Report on Form 10-K and other documents filed with the Securities and Exchange Commission. Forward-looking statements in this news release or elsewhere speak only as of the date made. New uncertainties and risks come up from time to time, and it is impossible for Alpha to predict these events or how they may affect the company. Alpha has no duty to, and does not intend to, update or revise the forward-looking statements in this news release after the date it is issued.  In light of these risks and uncertainties, investors should keep in mind that the results, events or developments disclosed in any forward-looking statement made in this news release may not occur.

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Additional Information on the Proposed Transaction with Cliffs and Where to Find It

In connection with the proposed merger, Cliffs has filed with the Securities and Exchange Commission (the “SEC”) a Registration Statement on Form S-4 (File No. 333-152974), as amended, that includes a definitive joint proxy statement of Alpha and Cliffs that also constitutes a final prospectus of Cliffs. Alpha has mailed the joint proxy statement/prospectus to its stockholders. INVESTORS AND SECURITY HOLDERS ARE URGED TO READ THE JOINT PROXY STATEMENT/PROSPECTUS AND ANY OTHER RELEVANT DOCUMENTS FILED OR TO BE FILED BY ALPHA AND CLIFFS WITH THE SEC WHEN THEY BECOME AVAILABLE, BECAUSE THEY CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED MERGER. You may obtain a free copy of the joint proxy statement/prospectus and other related documents filed by Alpha and Cliffs with the SEC at the SEC’s website at www.sec.gov. The joint proxy statement/prospectus and the other related documents filed by Cliffs may also be obtained for free by accessing Cliffs’ website at www.cliffsnaturalresources.com and clicking on the “For Investors” link and then clicking on the link for “SEC Filings”. The documents relating to the proposed merger filed by Alpha may also be obtained for free by accessing Alpha’s website at www.alphanr.com by clicking on the link for “Investor Relations” and then clicking on the link for “SEC Filings”.

Participants in Solicitation

Alpha, Cliffs and their respective directors, executive officers and certain other members of management and employees may be soliciting proxies from Cliffs shareholders or Alpha stockholders, as applicable, in favor of the proposed merger. Information regarding the persons who may, under the rules of the SEC, be considered participants in the solicitation of the Cliffs shareholders or Alpha stockholders, as applicable, in connection with the proposed merger are set forth in the joint proxy statement/prospectus contained in the Registration Statement on Form S-4 (File No. 333-152974), as amended, filed by Cliffs with the SEC relating to the proposed merger. You can find information about Cliffs’ executive officers and directors in this joint proxy statement/prospectus contained in the Registration Statement on Form S-4 relating to the merger filed by Cliffs with the SEC and in Cliffs’ definitive proxy statement filed with the SEC on March 26, 2008. You can find information about Alpha’s executive officers and directors in Alpha’s definitive proxy statement filed with the SEC on March 27, 2008. You can obtain free copies of these documents from Alpha or Cliffs by accessing each company’s website as indicated above.

Investor / Media Contact

Ted Pile, Alpha Natural Resources:  (276) 623-2920

NOTES TO ACCOMPANYING CONDENSED
CONSOLIDATED FINANCIAL STATEMENTS

Reconciliation of EBITDA from Continuing Operations
EBITDA from continuing operations is a non-GAAP financial measure used by management to gauge operating performance. Alpha defines EBITDA from continuing operations as income from continuing operations plus interest expense, income tax expense, and depreciation, depletion and amortization, less tax benefit and interest income. Management presents EBITDA from continuing operations as a supplemental measure of the company’s performance and debt-service capacity that may be useful to securities analysts, investors and others. EBITDA from continuing operations is not, however, a measure of financial performance under U.S. GAAP and should not be considered as an alternative to net income, income from continuing operations, operating income or cash flow as determined in accordance with U.S. GAAP.  Moreover, EBITDA from continuing operations is not calculated identically by all companies. A reconciliation of EBITDA from continuing operations to income from continuing operations, the most directly comparable U.S. GAAP measure, is provided in the accompanying tables.

FINANCIAL TABLES FOLLOW

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ALPHA NATURAL RESOURCES, INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Income (Unaudited)
(In thousands, except share and per share amounts)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2008	2007	2008	2007

Revenues:
Coal revenues	$622,960	$440,866	$1,700,515	$1,208,228
Freight and handling revenues	75,709	58,384	220,896	143,183
Other revenues	16,317	10,137	38,878	23,915
Total revenues	714,986	509,387	1,960,289	1,375,326
Costs and expenses:
Cost of coal sales (exclusive of items shown separately below)	467,185	365,366	1,291,820	1,000,568
Gain on sale of coal reserves	(11,446)	--	(11,446)	--
(Increase) decrease in fair value of derivative instruments, net	34,294	(1,413)	11,094	(2,252)
Freight and handling costs	75,709	58,384	220,896	143,183
Cost of other revenues	11,779	7,132	28,679	16,189
Depreciation, depletion and amortization	41,946	43,924	130,759	117,567
Selling, general and administrative expenses
(exclusive of depreciation and amortization shown separately above)	20,936	14,436	56,962	41,597
Total costs and expenses	640,403	487,829	1,728,764	1,316,852

Income from operations	74,583	21,558	231,525	58,474
Other income (expense):
Interest expense	(6,995)	(10,171)	(33,594)	(30,214)
Interest income	2,725	249	5,702	1,343
Loss on early extinguishment of debt	(33)	--	(14,702)	--
Miscellaneous income (expense), net	481	281	483	835
Total other income (expense), net	(3,822)	(9,641)	(42,111)	(28,036)
Income from continuing operations before income taxes	70,761	11,917	189,414	30,438
Income tax expense	5,895	2,484	22,930	6,875
Income from continuing operations	64,866	9,433	166,484	23,563

Discontinued operations
Loss from discontinued operations	(4,916)	(673)	(8,273)	(2,053)
Gain on sale of discontinued operations	13,635	--	13,635	--
Minority interest	289	68	490	155
Income tax (expense) benefit	(4,011)	121	(2,606)	380
Income (loss) from discontinued operations	4,997	(484)	3,246	(1,518)
Net income	$69,863	$8,949	$169,730	$22,045

Basic earnings per share:
Income from continuing operations	$0.93	$0.15	$2.44	$0.36
Income (loss) from discontinued operations	0.07	(0.01)	0.05	(0.02)
Net income	$1.00	$0.14	$2.49	$0.34

Diluted earnings per share:
Income from continuing operations	$0.90	$0.15	$2.38	$0.36
Income (loss) from discontinued operations	0.07	(0.01)	0.05	(0.02)
Net income	$0.97	$0.14	$2.43	$0.34

Weighted average shares-basic	69,578,244	64,602,414	68,071,618	64,590,052
Weighted average shares-diluted	72,233,569	64,995,525	69,863,726	64,877,027

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ALPHA NATURAL RESOURCES, INC. AND SUBSIDIARIES
Condensed Consolidated Balance Sheets (Unaudited)
(In thousands, except share and per share amounts)

	September 30,	December 31,
	2008	2007
Assets
Current assets:
Cash and cash equivalents	$560,134	$54,365
Trade accounts receivable, net	231,007	183,969
Notes and other receivables	15,349	11,141
Inventories	83,822	70,780
Deferred income taxes	22,525	-
Prepaid expenses and other current assets	63,089	59,954
Total current assets	975,926	380,209
Property, plant, and equipment, net	587,631	640,258
Goodwill	20,547	20,547
Other intangibles, net	4,394	9,376
Deferred income taxes	77,100	97,130
Other assets	59,715	63,394
Total assets	$1,725,313	$1,210,914

Liabilities and Stockholders' Equity
Current liabilities:
Current portion of long-term debt	$284	$2,579
Note payable	--	18,883
Trade accounts payable	129,399	95,749
Deferred income taxes	--	9,753
Accrued expenses and other current liabilities	147,637	96,098
Total current liabilities	277,320	223,062
Long-term debt, net of current portion	520,625	425,451
Workers’ compensation benefit obligations	9,416	9,055
Postretirement medical benefit obligations	58,663	53,811
Asset retirement obligation	85,353	83,020
Deferred gains on sale of property interests	2,581	3,176
Other liabilities	32,621	30,930
Total liabilities	986,579	828,505

Minority Interest	--	1,573
Commitments and contingencies
Stockholders' equity:
Preferred stock - par value $0.01, 10,000,000 shares
authorized, none issued	--	--
Common stock - par value $0.01, 100,000,000 shares
authorized, 70,495,814 and 65,769,303 shares issued and outstanding
at September 30, 2008 and December 31, 2007, respectively	705	658
Additional paid-in capital	413,477	227,336
Accumulated other comprehensive loss	(20,310)	(22,290)
Retained earnings	344,862	175,132
Total stockholders' equity	738,734	380,836
Total liabilities and stockholders' equity	$1,725,313	$1,210,914

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ALPHA NATURAL RESOURCES, INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Cash Flows (Unaudited)
(In thousands)

	Nine Months Ended
	September 30,
	2008	2007

Operating activities:
Net income	$169,730	$22,045
Adjustments to reconcile net income
to net cash provided by operating
activities:
Depreciation, depletion and amortization	131,366	117,570
Loss on early extinguishment of debt	14,702	-
Amortization of debt issuance costs	11,464	1,725
Accretion of asset retirement obligation	5,553	4,960
Share-based compensation	15,873	6,747
Amortization of deferred gains on sales
of property interests	(595)	(707)
Gain on sale of discontinued operations	(13,635)	-
Gain on sale of fixed assets and investments	(2,171)	(2,200)
Gain on sale of coal reserves	(11,446)	-
Minority interest	(490)	(155)
Change in fair value of derivative instruments	11,094	(2,253)
Deferred income tax benefit	(13,501)	(2,211)
Other	21	1,463
Changes in operating assets and liabilities	17,838	16,268
Net cash provided by
operating activities	$335,803	$163,252

Investing activities:
Capital expenditures	$(113,632)	$(101,491)
Proceeds from disposition of property, plant,
and equipment	16,241	3,734
Investment in and advances to investee	(164)	(403)
Proceeds from sale of investment in coal terminal	1,500	-
Proceeds from sale of discontinued operations	45,000	-
Investment in Dominion Terminal Facility	(2,824)	-
Purchase of acquired companies		(43,908)
Deferred acquisition cost	(259)	(612)
Net cash used in investing activities	$(54,138)	$(142,680)

Financing activities:
Repayments of note payable	(18,883)	(20,941)
Proceeds from issuance of convertible debt	287,500	-
Repayments on long-term debt	(193,921)	(15,382)
Proceeds from issuance of long-term debt	-	21,400
Proceeds from issuance of common stock, net	164,666	-
Debt issuance costs	(10,861)	-
Premium payment on early extinguishment of debt	(10,736)	-
Decrease in bank overdraft	(160)	(23,232)
Tax benefit from share-based compensation	3,143	-
Proceeds from exercise of stock options	3,356	594
Net cash provided by (used in)
financing activities	$224,104	$(37,561)
Net increase (decrease) in cash
and cash equivalents	$505,769	$(16,989)
Cash and cash equivalents at beginning of period	$54,365	$33,256
Cash and cash equivalents at end of period	$560,134	$16,267

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    The following table reconciles EBITDA from continuing operations to income from continuing operations, the most directly comparable GAAP measure:

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2008	2007	2008	2007
	(In thousands)

Income from continuing operations	$64,866	$9,433	$166,484	$23,563
Interest expense	6,995	10,171	33,594	30,214
Interest income	(2,725)	(249)	(5,702)	(1,343)
Income tax expense	5,895	2,484	22,930	6,875
Depreciation, depletion and amortization	41,946	43,924	130,759	117,567
EBITDA from continuing operations	$116,977	$65,763	$348,065	$176,876